Exhibit 99.6

Coeur Mining, Inc.
Performance Unit Agreement
(2018 Long-Term Incentive Plan)

You have been selected to be a Participant in the 2018 Long-Term Incentive Plan of Coeur Mining, Inc. (the “Plan”), as specified below:

Participant:
Date of Grant:
Number of Performance Units:
Initial Value:
Performance Period:

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Restricted Stock Units subject to performance conditions (“Performance Units”) by Coeur Mining, Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing Performance Units.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Agreement’s terms shall completely supersede unless expressly prohibited by the Plan.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

1.         GRANT OF PERFORMANCE UNITS.  The Company hereby grants to the Participant Performance Units with the above-state initial value, which is one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant, in the manner and subject to the terms and conditions of the Plan and this Agreement.  Except as may otherwise be provided in Sections 3 or 4, the Performance Units granted hereunder are granted on the condition that the Participant remains an employee of the Company from the Date of Grant through (and including) each of the separate dates on which the grant becomes payable, as set forth below in Section 2.  This grant of the Performance Units shall not confer any right to the Participant (or any other Participant) to be granted other Awards in the future under the Plan.

2.         VESTING OF PERFORMANCE UNITS.  Except as hereinafter provided, the Performance Units earned hereunder shall become payable (as described in Section 7 below) pursuant to the vesting schedule set forth below (subject to the terms and conditions hereunder).

Date	Performance Units Which Become Payable

3.         TERMINATION OF SERVICE.

(a)          By Death, Disability, or Retirement.  In the event the employment of the Participant is terminated due to death, Disability, or Retirement (each as defined below) during the Performance Period, all outstanding Performance Units subject to this Award not yet vested shall immediately vest and become payable, subject to applicable federal and state securities laws.  For the purposes of this Agreement, “Disability” shall mean the date upon which the Participant becomes entitled to receive benefits pursuant to the Company’s long-term disability plan then in effect.  For the purposes of this Agreement, “Retirement” shall mean: (i) any termination of the Participant’s employment other than for Cause after the Participant has attained sixty-five (65) years of age and completed a total of ten (10) or more consecutive years of employment with the Company; or (ii) a retirement approved by the Board

(b)          Termination for Other Reasons.  In the event of the Participant’s Termination of Service with the Company for any reason other than death, Disability, or Retirement, all unvested Performance Units at the date of termination shall immediately terminate, and shall be forfeited by the Participant to the Company.  The transfer of employment of the Participant between the Company and any Subsidiary (or between Subsidiaries) shall not be deemed a Termination of Service for the purposes of this Agreement.

4.         CHANGE IN CONTROL.  Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Performance Period and a subsequent Termination of Service by the Company without Cause within two years following the Change in Control, the Performance Units shall vest based upon actual performance through the date of the Change in Control and shall become payable to the Participant, subject to applicable federal and state securities laws.

5.         RESTRICTIONS ON TRANSFER.  This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6.         CLAWBACK POLICY.  The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Company’s clawback policy as amended from time to time.  To the extent the Participant is subject to the policy, the terms and conditions of the policy are hereby incorporated by reference into this Agreement.

7.         PROCEDURE FOR ADMINISTRATION OF AWARD.

(a)          Value of Performance Units.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant and set forth above.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units that will be paid out to the Participant.

(b)          Earning of Performance Units.  Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the value and number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved, as set forth in further detail on Schedule 1, attached hereto.

(c)          Form and Timing of Payment of Performance Units.  Payment of earned Performance Units shall be as determined by the Committee.  Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units at the close of the applicable Performance Period.

8.         BENEFICIARY DESIGNATION.  The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Senior Vice President, Human Resources of the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.         CONTINUATION OF EMPLOYMENT.  This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

10.      TAX WITHHOLDING.  The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.  In order to satisfy the minimum statutory withholding tax requirement (or such other rate that will not cause an adverse accounting consequence or cost), the Company shall, in whole or in part, withhold shares of Common Stock having an aggregate Fair Market Value on the date the tax is to be determined equal to such withholding tax.

11.      MISCELLANEOUS.

(a)          This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)          The Board or the Committee, as applicable, may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant, except that no such consent will be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminishment has been adequately compensated.

(c)          The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(d)          This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)          All obligations of the Company under the Plan and this Agreement, with respect to this Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)           To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

Coeur Mining, Inc.

By:

Participant

Participant’s Signature